Exhibit 10.6

Contract for 3D
Stereoscopic Imaging
Business

April 3rd, 2008

[ A ] : masterImage Co., Ltd.
[ B ] : Praotech Co., Ltd.

Contract

Contract No. : 08-PRAO0319-01
Contract Title: Contract for the Joint Patent application, Manufacture, and Sales of Chipset for Stereoscopic Camera Modules Used in Mobile Devices (hereafter “Stereoscopic 3D Camera Chipset”).

This is an agreement between Master Image Co. Ltd. (14-2 Baeksong Bldg 1F, Nonhyeon-dong, Kangnam-gu, Seoul, hereinafter called “A”) and Praotech Co. Ltd. (Seocho Town 2F-203, Bangbae-dong 1002-14, Seocho-gu, Seoul, hereinafter called “B”) to enter into contract in good faith and sincerity to promote joint patent application, manufacture and sale of stereoscopic 3D camera chipsets as stated in the following terms and conditions set forth herein, as follows.

Article 1.	Purpose of Agreement

          The purpose of this contract is to define that A will be liable for the development, and B for the manufacture and sale of stereoscopic 3D camera chipsets for the mutual prosperity of all concerned parties.

Article 2.	Scope of Collaboration

1.	Securing Joint Patent: Stereoscopic image producing and stereoscopic image processing chip for mobile devices.

Development Period: Until July 31st, 2008.

2.

Responsibility (1): In relation to article 2 clause 1 joint patent, A will be in charge of development, and B will be in charge of manufacture and sales. In addition, A will promote business operations of and cooperate and contribute to the growth of sales.

3.

Responsibility (2): In order for B to execute smoothly the manufacture and sales of the technology developed by A, B will supply technological and manufacturing support to A in relation to the aforementioned executions.

4.

The sales of stereoscopic 3D camera chipset arise from the chipset manufacturer delivering the goods to A and then A delivering these goods to B so that the sale may occur. However in the case that if A has to personally deliver the goods then both parties will consult with the other, results of which will be enclosed and executed accordingly.

Article 3.	Contract Amount

1.	In relation to A’s stereoscopic 3D chipset, and as compensation for B being granted manufacture and sales rights, B will give payment to A according to the following remuneration.

-	Three Hundred and Fifty Million (\350,000,000.00 VAT excluded) Korean Won.

Article 4.	Payment and Transfer Terms

1.	Payment Schedule and Amount:

	1st Installment (April 3rd, 2008):	A clear Ninety-eight Million (\98,000,000) Korean Won.

	2nd Installment (April 17th, 2008):	A clear One Hundred and Two Million (\102,000,000) Korean Won.

	3rd Installment (April 24th, 2008):	A clear One Hundred and Fifty Million (\150,000,000) Korean Won.

(VAT excluded, can be revised according to mutual consultation)

2.	Transfer Method: Cash deposits will be to the bank account appointed by A.

Article 5.	Contract Validity

1.	Contract Coming into Effect

1)	This contract will come into effect at contract signing.

2)

AFTER CONTRACT SIGNING SHOULD ANY DISPUTES ARISE FROM THIS CONTRACT AND BETWEEN WITH SALUX CO. LTD., A WILL ASSUME FULL RESPONSIBILITY INCLUDING ANY DAMAGES AND INJURIES TO B AS CONSEQUENCE OF THIS DISPUTE, AND B WILL SUPPORT AND COOPERATE WITH A WHEN NECESSARY.

Article 6.	Contract Provision Details

-     Foreword     -

1.

This contract is signed with the purpose to enter into a business collaboration with regards to all aspects related to the technology developed by A for stereoscopic 3D camera chipsets. As such both parties agree to invest all efforts into carrying out all terms and conditions outlined in this contract.

2.

After the successful commercialization of the stereoscopic 3D camera chipsets as according to contract terms and conditions, A and B will actively seek to increase collaboration between both parties, and actively promote wider cooperation in regards to the development and business of future stereoscopic 3D camera chipsets integrated devices utilizing stereoscopic 3D camera chip technology.

3.	Each parties’ contractual obligations have been mutually agreed upon and are as defined as follows:

- Terms and Conditions of the Contract -

Both parties involved have confirmed the preambles mentioned in this contract in the foreword and terms and conditions of the contract, and have agreed to as follows:

1.

Both parties will establish a reciprocal partnership and collaborate actively to implement a superior and competitive business policy based upon the stereoscopic camera, module and ICU technology currently owned by A, and potential future business prospects based upon aforementioned technology.

2.

As A and B have acquired joint ownership of the patent application as mentioned in clause 2, A will be in charge of development and B will be in charge of manufacture and sales of stereoscopic 3D camera chipsets.

3.

A will be responsible for any defect(s) in the product, and will resolve the defect(s) in the shortest period possible as per B’s request, and as such article 9 will take effect and as stipulated therein, A will be held responsible.

4.

Any products, identical or similar in nature, with improved performance or properties, or additional functions, which are a result of patents related to the jointly-owned patents as mentioned in article 2, will be covered by the same conditions and terms of said articles, and joint ownership rights will be maintained by both A and B. Additionally, in the case of development of new versions (excluding simple functional improvements) in relation to the contract for development given to B, A and B will jointly carried out the development from the planning phase, and expenses resulting from such will be jointly shared by A and B. Evidence for the expenses will be based on the trial balance sheet submitted by A and will be negotiated upon by both parties.

5.	In relation to additional development, supporting documentation will be mutually agreed upon as objective expenses and allotted expenses will be attached separately.

6.	According to this contract, the total amount to be paid by B has been set at Three Hundred and Fifty Million (\350,000,000.00) Korean Won.

7.

A and B agree to divide ownership of all patents related to this contract and the jointly acquired patens, on a 50:50 basis. Joint patent application and registration, maintenance fees will be covered by B.

8.

With the exception of the manufacturing unit cost amount, remaining profits resulting from sales of product will be shared by A and B. At time of profit distribution, whoever from A or B executed the business operations will collect 2/3 of the profits and the remaining 1/3 of the profits will go to the other party.

9.	Unit price for the product and the manufacturing unit cost will be agreed upon mutually through written communications.

10.	All transactions will be carried out through tax invoices as stipulated in article 8.

11.

Among the original patents held by A, stereoscopic 3D panels are within the operational scope of business, and as such if in the future in the course of B’s business operations should B request A for the start of operations of the assembly line for panels, then B will compensate A for necessary production facilities and assembly technology, machinery installations as according to market and local conditions, negotiated and agreed upon by both parties.

12.

According to aforementioned clause 11 and manufacture of assembled stereoscopic 3D panels A will transfer all related necessary materials, technology and equipment for the manufacture of stereoscopic 3D panels to B and contract amount will be decided upon mutual agreement.

13.	A will collaborate in providing technical assistance and training as per request from B.

14.	Tax invoices will be drawn according to the date of account of sales, as such to date for payment for goods received will be mutually agreed upon.

15.	At time of contract signing, mutual obligations and rights will come into effect immediately.

16.

Any patents related to this contract will be jointly applied, and any fees resulting from such, B will cover fees related to the pre-existing patents, and fees resulting from additional patents will be shared jointly by both parties.

17.

Regardless of the existence or non-existence of the patent registration as stipulated in article 2, profit distribution resulting from the sales of stereoscopic 3D chipsets will be based upon the agreed terms in clause 8.

18.	B shall have the right to sell, after mutually agreed upon negotiations, any other end-products developed from the technology provided by A.

19.

In case of disruption of business operations of B rising from this contract and Salux Co. Ltd. and other contracted parties, then A will be wholly held responsible and indemnification will be set according to article 9.

20.

Both A and B agree to keep all contracted products and acquired documentation related to contracted product for fulfillment of formal contract, as confidential and not to be disclosed to a third party without previous consent of the other party in writing. If aforementioned confidential documentation and/or information have been disclosed by breach of contract, the offending party will compensate for any and all damages incurred and is obligated to pay indemnities to the other party, and will be legally held responsible for such actions.

21.

In relation to the contracted patent, patent registration will be carried out as jointly-owned patent registration. In the case of patent application not being registered, re-application of patent and new patent application currently under registration will be covered by the same terms and conditions of this contract and will be applied jointly by both parties. Even in this case, negotiated terms to this contract will come into effect.

22.	Any additional negotiated terms related to this contract will be attached separately (attached negotiated terms will become effective identical to the effect of this contract).

Article 7.	Rights and Scope of Protection of Developed Product

          Intellectual Property and Commercial Rights: All intellectual property rights and commercial rights arising from the development of stereoscopic 3D camera chipset and “stereoscopic image producing and processing chip for mobile devices”, as outlined in Article 6 above, shall be owned jointly by A and B.

Article 8.	Termination and Cancellation

1.

In case of breach of contract, or if due effort and diligence were not carried out according the following criteria, A and B can decide to terminate or nullify the contract after one party notifies the other party in writing.

	a.	A and B did not fully carry out in all due diligence all of their responsibilities and duties.

b.

Non-payment of a bill or check by A or B, forcible execution by a third party (including provisional seizure and disposition), declaration of bankruptcy or request for liquidation of company, and any acknowledge major management-related cause which results in the lack of ability to carry out their duties as according to this contract.

2.

Should both parties A and B mutually agree that it is impossible to execute the contract for reasons other than those applicable to clause 1 mentioned above, and have agreed to do in writing, may terminate and/or cancel the formal contract.

Article 9.	Compensation

1.

In case of breach of contract, A and B shall notify and inform the other party about the causes of the breach. Within Two (2) days after receipt of said notification, the notified party shall evaluate the situation and submit a solution proposal to the other party within Two (2) days of said examination. Should the occurrence and/or solution proposal be deemed as breach of contract (as outlined in Article 8 Clause1), A and B can equally request indemnification and the other party will assume full responsibility for the breach.

2.	Defect(s) arising from the product as according to this contract with A, will be the full responsibility of A.

Article 10.	Arbitration and Litigation

1.

Should a dispute arise in the interpretation of the formal contract, then according to accepted practices and conventions, if it is difficult to reach a mutual agreement, legal procedures will be followed as mandated by Seoul District Court.

2.	According to clause 1 above, any unresolved litigations arising from non-agreement and breach of contract shall be arbitrated by Seoul District Court as the arbitrating legal court.

To evidence this contract having been entered for the harmonious reciprocal relationship between A and B, Two (2) copies of the contract will be produced, signed and notarized and copy kept by each party. (end)

3.	Notarization will occur when newly-established B’s legal papers are prepared.

April 3rd, 2008.

“A”:
Master Image Co., Ltd.
Business Registration No.:
Address: Baeksong Bldg. 1F, 14-2 Nonhyeon-dong, Kangnam-gu, Seoul.
CEO Young-hoon Lee (signature)

“B”:
Praotech Co., Ltd.
Business Registration No.:
Address: Seocho Town 2F Rm.203, Bangbae-dong 1002-14, Seocho-gu, Seoul.
CEO Sang-bong Lee, Mi-Soon Han (signature)